SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

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/_/  Preliminary Proxy Statement           /_/   Confidential, for Use of the
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                                                 by Rule 14a-6(e)(2))
/_/  Definitive Proxy Statement
/X/  Definitive Additional Materials
/_/  Soliciting Material under Rule 14a-12


                                  TRW INC.
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              (Name of Registrant as Specified in Its Charter)


                               Not Applicable
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  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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The Definitive Additional Materials filed herewith relate both to TRW's
Special Meeting of Shareholders scheduled for May 3, 2002 and to TRW's Annual Meeting of Shareholders held on April 24, 2002. TRW's proxy statement for the Special Meeting of Shareholders was filed on April 2, 2002 on Schedule 14A and TRW's proxy statement for the Annual Meeting of Shareholders was filed on March 4, 2002 on Schedule 14A.

                                           TRW Inc.                [TRW Logo]
                                           1900 Richmond Road
                                           Cleveland, OH 44124


    TRW Annual Meeting of Shareholders
    April 24, 2002
    Press Conference

    Phil Odeen:

    Good morning. As you will see from the release that will be handed out, based on preliminary results, TRW shareholders have demonstrated overwhelming support for the Board and our strategic plan. This support was directly reflected in the large votes rejecting Northrop's proposal that TRW establish a committee of Independent Directors to evaluate Northrop's offer and that TRW take all actions within its authority to let shareholders decide for themselves whether to exchange their TRW shares for Northrop common stock. As to the confidential information, proposal, we are not surprised that it may have passed by a small margin, since TRW's Board has already said that it will provide all interested parties an opportunity to conduct due diligence, including Northrop.

    I am delighted with the outcome of today's vote and note that the certified results should be available in several weeks.

    Since February 22nd, TRW's Board has taken a series of actions with one concise and consistent message - This Board Will Do What It Takes To Deliver To TRW Shareholders The Value They Deserve From Their
    Investment.

    Not words. Not rhetoric. But actions.

    I'd now like to make some brief remarks along that same theme - that actions speak louder than words.

    Let me again summarize for you what actions this Board has taken and continues to take towards enhancing value for TRW shareholders.

    We are pursuing two parallel paths to deliver value to our shareholders in excess of Northrop's inadequate offer:
         o First, we are executing on our shareholder value enhancement plan.
         o     Secondly, we are exploring strategic alternatives.

    With respect to the first point. On March 13th, we announced our value enhancement plan. We plan to first reduce debt through the sale of our Aeronautical Systems Group, and then spin-off our Automotive
    Businesses. We are on track to complete the spin-off by the end of this year.

    I would like to note that that while pursuing this plan, we have continued to successfully operate our businesses. Just last week, we announced our first quarter results, which exceeded expectations, and we increased our guidance for 2002. All systems are "go."

    And TRW is well positioned to benefit from positive economic trends across the industries in which we operate. Our space and electronics business is in the sweet spot of growth in national defense. Just last week we were named prime contractor on a $3.6 billion SBIRS Low program. Analysts are predicting an increase in new auto builds. And, according to recent reports from a leading trade organization for airlines, the commercial aerospace sector appears to have stabilized.

    With regard to our second track to create value, on April 17th we announced that while the company would continue to pursue our value enhancement plan, we will also explore strategic alternatives.

    Why pursue two parallel paths? The answer is simple - Shareholder
    Value.

    If there is an opportunity out there that can deliver even more value than our value enhancement plan, we want to find it and bring the value to TRW shareholders.

    In conclusion...
    o    This is all about shareholder value.
    o Northrop's offer is inadequate, highly conditional and not in the best interest of shareholders.
    o    We have alternatives that we believe will deliver more value.
    o    We are executing on our plan.
    o    And we will deliver enhanced value to TRW shareholders.

    TRW's Board is serious, conscientious and committed to enhancing shareholder value for TRW shareholders.

    Again, I want to thank our shareholders for their strong vote of confidence in this board and our actions. I'd also like to thank TRW employees and their families whose steadfast support and commitment have been the bedrock of our success for over 100 years.

    I'd now be happy to take your questions.



    This statement contains certain "forward-looking statements" that TRW believes are within the meaning of the Private Securities Litigation Reform Act of 1995. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and TRW is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in proxy solicitation materials when there is a simultaneous tender offer. However, shareholders should be aware that the preparation of any such forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company's control. Further, the Company's results could be affected by the ability to obtain new contract awards; the level of defense funding by the government and the termination of existing government contracts; pricing pressures from customers; moderation or decline in the automobile build rate; changes in consumer debt levels; work stoppages; unanticipated downturn in the financial condition of, or business relationships with customers or suppliers; the ability to reduce the level of outstanding debt from cash flow from operations and the proceeds from asset dispositions; a credit rating downgrade; increase in interest rates; customer recall and warranty claims; product liability and litigation issues; changes to the regulatory environment regarding automotive safety; the introduction of competing products or technology by competitors; the ability to attract and retain skilled employees with high-level technical competencies; the financial results of companies in which we have made technology investments; the availability of funding for research and development; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of additional terrorist attacks, which could result in reduced automotive production, disruptions to the transportation system, or significant and prolonged disruption to air travel. In addition, there can be no assurance: (i) that an agreement relating to any investment in the Company, or relating to any sale or other distribution of all or a part of the Company's operating businesses will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated; (ii) that the Company will spin off the Automotive business or that such spin-off will be complete by the end of the fourth quarter 2002; (iii) that the Company will be successful in reducing the amount of its indebtedness, or that the methods described for debt reduction will be utilized; (iv) as to the amount by which debt will be reduced; (v) that the Company's strategy will deliver any particular level of value to TRW shareholders; (vi) that defense spending will rise and research, development, test and evaluation budgets will increase; (vii) that the commercial aerospace industry will stabilize; (viii) that North American 2002 light vehicle production will increase from 2001 levels; (ix) that 2002 earnings per share estimates will be met or exceeded; (x) with respect to the expected amounts of the Company's operating cash flows in 2002, that such amounts will be utilized to reduce the amount of the Company's indebtedness; (xi) with respect to the amounts that will be realized, if any, by the Company from divestitures; (xii) with respect to the amount of sales, earnings per share or cash flow that will be realized by the Company in 2002; and (xiii) that the Company's costs will decrease in 2002. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.





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